EXHIBIT 23.2

Consent Of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Shore Bancshares, Inc.

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-143002, 333-206110, 333-157141, 333-195527 and 333-167762) and on Form S-8 (Nos. 333-211736, 333-105159 and 333-134955) of Shore Bancshares, Inc., of our report dated March 11, 2016, with respect to the Consolidated Balance Sheet of Shore Bancshares, Inc. as of December 31, 2015, and the related Consolidated Statements of Operations, Comprehensive Income, Changes in Stockholders’ Equity and Cash Flows for each of the years in the two-year period ended December 31, 2015, which report appears in Shore Bancshares, Inc.’s Annual Report on Form 10-K, for the year ended December 31, 2016.

/s/ Stegman & Company

Baltimore, Maryland

March 16, 2017